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                                                                  Exhibit (o)(3)

                  WM STRATEGIC ASSET MANAGEMENT PORTFOLIOS, LLC

                                   RULE 18F-3
                               MULTIPLE CLASS PLAN


                                                   __________ __, 1999


INTRODUCTION

         The Strategic Growth Portfolio, Conservative Growth Portfolio, Balanced Portfolio, Flexible Income Portfolio, Income Portfolio, and any other series offered by WM Strategic Asset Management Portfolios, LLC (the "LLC") from time to time with multiple classes of shares (each, a "Fund," and collectively, the "Funds"), have elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act") in offering multiple classes of units of beneficial interest ("shares") in each Fund with differing distribution and/or servicing arrangements and voting rights. This Multiple Class Plan (the "Plan") sets forth the differences among classes, including shareholder services, distribution arrangements, expense allocations, and conversion or exchange options.

A.       ATTRIBUTES OF SHARE CLASSES.

         With respect to any class of shares of a Fund, the following requirements shall apply. Each share of a Fund must represent an equal pro rata interest in the Fund and must have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions, except that: (i) each new class must have a different class name or other designation that identifies the class as separate from any other class of the same Fund; (ii) each class must separately bear any distribution expenses ("distribution fees") in connection with a plan adopted pursuant to Rule 12b-1 under the 1940 Act (a "Rule 12b-1 Plan") and must separately bear any expenses associated with any non-Rule 12b-1 Plan service payments ("service fees") that are made under any servicing agreement entered into with respect to that class; (iii) each new class of shares may bear, consistent with rulings and other published statements of position by the Internal Revenue Service, the expenses of the Fund's operations which are directly attributable to such class ("Class Expenses"); and (iv) holders of the shares of the class shall have exclusive voting rights regarding the Rule 12b-1 Plan and the servicing agreements relating to such class, and shall have separate voting rights on any matter submitted to shareholders in which the


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interests of that class differ from the interests of any other class. Class
Expenses are limited to any or all of the following: (i) transfer agent fees identified as being attributable to a specific class of shares, (ii) stationery, printing, postage, and delivery expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxy statements to current shareholders of a specific class, (iii) Blue Sky registration fees incurred by a class of shares, (iv) SEC registration fees incurred by a class of shares, (v) expenses of administrative personnel and services as required to support the shareholders of a specific class, (vi) directors' fees or expenses incurred as a result of issues relating to one class of shares, (vii) account expenses relating solely to one class of shares, (viii) auditors' fees, litigation expenses, and legal fees and expenses relating to a class of shares, and (ix) expenses incurred in connection with shareholder meetings as a result of issues relating to one class of shares.

B.       EXPENSE ALLOCATIONS.

         Expenses of each class created after the date hereof must be allocated as follows: (i) distribution and shareholder servicing payments associated with any Rule 12b-1 Plan or non-Rule 12b-1 servicing agreement relating to each class of shares will be borne exclusively by that class; (ii) any incremental transfer agency fees relating to a particular class will be borne exclusively by that class; and (iii) Class Expenses relating to a particular class will be borne exclusively by that class.

C.       AMENDMENT OF PLAN; PERIODIC REVIEW.

         This Plan must be amended to properly describe (through additional exhibits hereto or otherwise) each additional class of shares approved by the LLC's Board of Trustees after the date hereof.

         The LLC's Board of Trustees, including a majority of the independent Trustees, must periodically review this Plan for its continued appropriateness, and must approve any material amendment of the Plan as it relates to any class of any Fund covered by the Plan.

D.       LIMITATION OF LIABILITY.

         A copy of the Certificate of Formation of the LLC is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this Plan is executed by an officer of the LLC on behalf of the Trustees of the LLC, as Trustees and not individually, on further behalf of each Fund and that the obligations of this Agreement with respect to a Fund shall be binding upon the assets and properties of that Fund only and shall not be binding upon the assets and properties of any other Fund or series of the LLC or upon any of the Trustees, officers, employees, agents or shareholders of the Funds or the LLC individually.

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